Exhibit 10.1

FIRST AMENDMENT TO THE
TRAWS PHARMA, INC. 2021 INCENTIVE COMPENSATION PLAN

Effective as of November 21, 2025, Traws Pharma, Inc. (f/k/a Onconova Therapeutics, Inc.) (the “Company”) established the Traws Pharma, Inc. 2021 Incentive Compensation Plan (the “Plan”). By adoption of this instrument, the Company now desires to amend the Plan to increase the number of shares of stock reserved and available for grant pursuant to the Plan by an additional 2,000,000 shares and to make certain other changes to the Plan as set forth in this First Amendment.

1.             This First Amendment shall be effective as of the date it is approved by the stockholders at the Company’s 2026 Annual Meeting of Stockholders and shall be void in the absence of such approval.

2.             Section 2(c) of the Plan (Committee Authority) is hereby amended and restated in its entirety to read as follows:

(c)           Committee Authority.   The Committee shall have the sole authority to (i) determine the individuals to whom Awards shall be made under the Plan, (ii) determine the type, size, terms and conditions of the Awards to be made to each such individual, (iii) determine the time when the Awards will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued Award, subject to the provisions of Section 17 below, (v) decide all other matters that must be determined in connection with an Award, (vi) establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan, (vii) interpret the terms of, and determine any matter arising pursuant to, the Plan or any Award Agreement and correct any defects and reconcile any inconsistencies in the Plan or any Award Agreement, and (viii) deal with any other matters arising under the Plan.

3.             Section 3 of the Plan (Awards) is hereby amended by adding the following new Section to the end thereof to read as follows:

(c)           Change in Status.    In the event that a Participant’s regular level of time commitment in the performance of his or her services for the Company or any subsidiary or affiliate is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or to a contractor) after the date of grant of any Award to the Participant, the Committee may determine, to the extent permitted by applicable law, to: (i) make a corresponding reduction in the number of shares of Common Stock or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment; and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

4.             Section 4(a) of the Plan (Shares Authorized) is hereby amended and restated in its entirety to read as follows:

(a)           Shares Authorized.   Subject to adjustment as described below in Sections 4(b) and 4(e), the maximum aggregate number of shares of Common Stock that may be issued or transferred under the Plan with respect to Awards made under the Plan on and after the Restatement Effective Date shall be 3,500,000 shares of Common Stock. In addition, any shares of Common Stock that remained available for Awards under the Plan as of the Restatement Effective Date and any shares of Common Stock subject to outstanding Awards granted under the Plan and awards granted under the Prior Plans as of the Restatement Effective Date that are payable in shares and that terminate, expire, or are cancelled, forfeited, exchanged or surrendered without having been exercised, vested or paid in shares, on or after the Restatement Effective Date, subject to adjustment as provided in Section 3(e) below, may be issued with respect to Awards under this Plan. The aggregate number of shares of Common Stock that may be issued or transferred under the Plan pursuant to Incentive Stock Options granted on and after the Restatement Effective Date shall not exceed 3,500,000 shares of Common Stock.

5.             Section 4(d) of the Plan (Individual Non-Employee Director Limit) is hereby amended and restated in its entirety to read as follows:

(i)            Individual Non-Employee Director Limit.   Subject to adjustment as described below in Section 4(e), the maximum aggregate grant date value of shares of Common Stock subject to Awards granted to any Non-Employee Director during any calendar year for services rendered as a Non-Employee Director, taken together with any cash fees earned by such Non-Employee Director for services rendered as a Non-Employee Director during the calendar year, shall not exceed $300,000 in total value. For purposes of the limits set forth in this Section 4(d), the value of such Awards shall be calculated based on the grant date fair value of such Awards for financial reporting purposes. For the avoidance of doubt, any compensation that is deferred shall be counted toward the Non-Employee Director limit during the year in which it is first earned and not when paid.

6.             Section 6 of the Plan (Options) is hereby amended by adding the following new Section to the end thereof to read as follows:

(d)           Designation.    If, for any reason, an Option (or any portion thereof) does not qualify as an Incentive Stock Option under the Code, then, to the extent of such nonqualification, the Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan as long as such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Nonqualified Stock Options.

7.             This First Amendment shall only amend the provisions of the Plan referred to above, and those provisions not amended hereby shall be considered in full force and effect. Notwithstanding the foregoing, this First Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this Amendment.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed as of this 14th day of May, 2026.

TRAWS PHARMA, INC.

By:	/s/ Charles Parker
Charles Parker, Chief Financial Officer